UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2016

CPI CARD GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-37584 (Commission File Number)	26-0344657 (I.R.S. Employer Identification No.)

10368 West Centennial Road Littleton, CO (Address of principal executive offices)	80127 (Zip Code)

(303) 973-9311
(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On January 20, 2016, the Board of Directors (the “Board”) of CPI Card Group Inc. (the “Company”) increased the size of the Board from six (6) members to seven (7) members and appointed Doug Pearce, age 63, to the Board. Mr. Pearce will serve as a member of the Audit Committee and the Nominating and Corporate Governance Committee. Mr. Pearce was the founding Chief Executive Officer and Chief Investment Officer of the British Columbia Investment Management Corporation (bcIMC), one of Canada’s largest institutional money managers. Mr. Pearce led the organization from 1988 until he retired in June 2014. British Columbia Investment Management Corporation invests on behalf of different public bodies in British Columbia, including public sector pension plans that finance the retirement benefits of more than 550,000 British Columbians. Mr. Pearce has also served as director and Chair of the Canadian Coalition for Good Governance (CCGG), the Pacific Pension Institute (PPI), and the Pension Investment Association of Canada (PIAC). Mr. Pearce was a member of the Faculty Advisory Board at the University Of British Columbia Sauder School Of Business and the Advisory Board at the Forum for Women Entrepreneurs. Mr. Pearce received his Bachelor of Commerce degree from the University of Calgary and is an accredited director in the Institute of Corporate Directors (ICD).

There is no arrangement or understanding with any person pursuant to which Mr. Pearce was selected as a director. Mr. Pearce’s compensation for service as a non-employee director will be consistent with that of the Company’s other non-employee directors. The Company confirms there is no transaction between Mr. Pearce and the Company that would require disclosure under Item 404(a) of Regulation S-K.

A copy of the press release announcing the foregoing is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01          Financial Statements and Exhibits.

(d)                                 Exhibits:

Exhibit No.	Description
99.1	Press Release dated January 20, 2016 regarding the appointment of Doug Pearce.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CPI CARD GROUP INC.

Dated: January 20, 2016	By:	/s/ David Brush
	Name:	David Brush
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated January 20, 2016 regarding the appointment of Doug Pearce.